EXHIBIT 99.2

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(In thousands, except per share, unit/seat amounts and product lease/sale prices)

The following is a discussion and analysis of our financial condition, results of operations and liquidity and capital resources as of October 31, 2009 and 2008 and for the fiscal years ended October 31, 2009, 2008 and 2007. This discussion should be read together with our audited consolidated financial statements and related notes included in “Item 8. Financial Statements and Supplementary Data” included in this Annual Report on Form 10-K (“Form 10-K”).  Some of the information contained in this discussion includes forward-looking statements that involve risks and uncertainties; therefore our "Special Note Regarding Forward-Looking Statements" and "Risk Factors" should be reviewed  for a discussion of important factors that could cause actual results to differ materially from the results described in, or implied by, such forward-looking statements.

OVERVIEW

We develop, manufacture and market technology and entertainment-based products for the gaming industry for placement on the casino floor. We specialize in providing casino and other gaming customers with products and services that improve their speed, profitability, productivity and security.  Our products are offered in highly regulated markets, throughout the world.   Our products are manufactured at our headquarters and manufacturing facility in Las Vegas, Nevada, at our Australian headquarters in Milperra, New South Wales, Australia, as well as outsourced, for certain subassemblies in the United States, Europe and Australasia.

Our business is segregated into the following four product segments: Utility, Proprietary Table Games (“PTG”), Electronic Table Systems (“ETS”) and Electronic Gaming Machines (“EGM”). Each segment's activities include the design, development, acquisition, manufacturing, marketing, distribution, installation and servicing of a distinct product line.

See “Item 1. Business” included in this Form 10-K for a more detailed discussion of our business, strategy and each of our four segments.

Current Economic Environment

The gaming industry in both the United States and abroad has been particularly affected by the downturn in general worldwide economic conditions, which continued to have negative consequences on our results in fiscal 2009 and is likely to continue to have a negative impact in fiscal 2010. The activity in the credit markets and in the broader global economy and financial markets has exacerbated these trends.  Consumer confidence has been significantly impacted, as seen in broader economic trends such as declines in auto and other retail sales, the weakness in the housing market and increased unemployment.

As a result, the outlook for the gaming, travel and entertainment industries both domestically and internationally remains highly uncertain.  Due to recent disruptions in the financial markets, gaming operators have been less able to secure financing for development projects and have scaled back such projects considerably.  Customers have made significant cuts in expenditures, including layoffs of workers and management employees as well as delayed expansions or new openings. These economic conditions may cause both our domestic and international clients to decrease their expenditures on gaming equipment and our financial condition, results of operations and stock price may be negatively affected thereby.

Sources of Revenue

We derive our revenue from the lease, license and sale of our products and by providing service to our leased and in some cases, previously sold units. Consistent with our strategy, we have a continuing emphasis on leasing or licensing our products.  When we lease or license our products, we generally negotiate month-to-month fixed fee contracts, or to a lesser extent, enter into participation arrangements whereby casinos pay a fee to us based on a percentage of net win.  Product lease contracts typically include parts and service. When we sell our products, we offer our customers a choice between a sale, a longer-term sales-type lease or other long-term financing. We also offer a majority of our products for sale with an optional parts and service contract. A more detailed discussion of our revenue components and related revenue recognition policies is included under the heading “Critical Accounting Policies and Estimates” below.

The following points should be noted as they relate to our strategy to emphasize leasing over selling as this strategy can differ by segment and geography:

•
We expect to continue to increase our lease revenues in our Utility segment within the United States.  Outside of the United States, we expect to continue to realize a large proportion of our Utility revenues from sales rather than leases.  This segment has a planned replacement cycle which, under normal circumstances, will typically drive a certain level of sales activity in any one period.

•
Our lease model is strongest in our PTG segment.  While we have strong leasing in the United States, we are looking to expand our proprietary table games in other parts of the world where the current penetration of proprietary table games is lower.

•
We expect to continue to increase our lease revenues in our ETS segment within the United States.  Outside of the United States, we expect to continue to realize a large proportion of our ETS revenues from sales rather than leases.

•	Our EGM segment is predominately a sales model and we expect to continue to realize substantially all of our EGM revenues from sales of EGMs in our primary market, Australasia.

Currently, Utility segment revenue is derived substantially from our automatic card shufflers. In addition to leasing shufflers, we also sell and service them. In the PTG segment, the majority of games placed are licensed to our customers, which provides us with royalty revenue. In the ETS segment, we derive revenue from leases, sales and service contracts. In the EGM segment, we derive revenue from selling the full EGM complement and conversion kits which allow existing EGM terminals to be converted to other games on the PC3 and PC4 platform.

Expenses

Our direct expenses primarily include cost of products sold, depreciation of leased assets, amortization of product-related intangible assets, service, manufacturing overhead, shipping and installation.  Indirect expenses include other costs directly identified with each segment, such as R&D, product approval costs, product-related litigation expenses, amortization of patents and other product-related intellectual property, sales commissions and other directly-allocable sales expenses.  We continue to consume significant R&D efforts on the development of our newer generation shuffler products, such as the i-Deal and one2six Plus, our card recognition products, as well as other table accessories, such as the i-Shoe and i-Score. With our expansion into the e-Table markets, we continue to spend significant R&D dollars on developing and implementing new gaming mediums, such as the i-Table, our newest e-Table that combines a variety of our products to create an exciting new table game experience.  Finally, we have incurred significant R&D expense related to the operating system upgrades from the PC3 to the PC4 platforms for Vegas Star, Rapid Table Games and EGMs. We expect to continue to spend a significant portion of our annual revenue on R&D.

The amounts classified as unallocated corporate expenses consist primarily of costs related to overall corporate management and support functions. These include costs related to executive management, accounting and finance, general sales support, legal and compliance costs, office expenses and other amounts for which allocation to specific segments is not practicable.

During 2009, we undertook a cost cutting initiative to reduce our operating costs by 10% or approximately $7,000.  We exceeded this goal by reducing our SG&A expenses in excess of $12,300, excluding severance costs of $6,838 and approximately $2,300 due to foreign exchange fluctuations which may not recur in future periods.  Our infrastructure to support our growing global business is expected to remain generally consistent with our existing levels; however, our goal is to maintain the cost cutting discipline to continue to hold down costs to further improve our overall operating margins.

Gross Margin

The number and mix of products placed and the average lease or sales price are the most significant factors affecting our gross margins. Our continuing emphasis on leasing versus selling, the shift in product mix, timing of installations and related upfront installation charges, as well as increases in non-cash depreciation and amortization expenses attributable to our acquisitions, impact our margins.

In general, lease gross margin is greater than the sales gross margin for the same products. However, total gross profit from leasing will be lower in a given reporting period than those of a sale due to the much higher price of a sale versus a lease.  A number of factors impact gross margins, including the number and mix of products placed and the average lease or sales price of those products. For example, in our PTG segment, certain proprietary table games warrant a higher average lease price than a PTG add-on such as a felt side-bet or a progressive. For Utility products, when a new shuffler is introduced into the market, we use introductory lease pricing. This is consistent with our rollout strategy whereby we provide very favorable lease rates at the inception of a lease to entice the customer to try our new product. After the introductory pricing period expires, the price generally increases to the monthly “list” lease price, which we believe will increase future revenues because most customers keep the products beyond the introductory pricing period. Accordingly, we anticipate that gross margins will increase under our lease model.

Our leasing strategy is primarily focused in the United States, because many foreign customers prefer to purchase rather than lease product. Lastly, our pricing strategy recognizes that our Utility products are always subject to sales activity as part of our “replacement cycle” whereby we sell our prior generation shufflers before the introduction of our next generation product.

In addition to the lease versus sell strategy, we expect to improve our gross margins through value engineering to reduce manufacturing costs. Our focus is currently on savings attributable to component parts, product redesign and lower cost manufacturing opportunities within each of our segments.

ACQUISITIONS AND OTHER SIGNIFICANT TRANSACTIONS

Contingent convertible senior notes.  In our third quarter ended July 31, 2008, we engaged in a multi-step refinancing (the “Refinancing”) of our 1.25% contingent convertible senior notes (the “Notes”) which included a Tender Offer whereby we repurchased $89,350 in aggregate principal amount of our Notes at 97.25% of face value. We engaged in the Refinancing because holders of our Notes had the option to require us to repurchase all or a portion of such Notes on April 15, 2009 at 100% of the principal amount of the Notes, plus accrued and unpaid interest.

On December 10, 2008, we purchased $10,000 of our outstanding Notes in a separate open market transaction at a discount.  On April 15, 2009, we purchased an additional $30,250 of our outstanding Notes at face value, representing approximately 99.97% of the aggregate principal amount of the remaining outstanding Notes, resulting in gain on early extinguishment of debt of $43.  The holders of the Notes had an option, pursuant to the terms of the Notes, to require us to purchase, on April 15, 2009, all or a portion of their Notes (the “Put Option”). All Notes validly tendered and not validly withdrawn in the Put Option were accepted for payment and purchased by us and cancelled. We made our regularly scheduled interest payment on April 15, 2009. Accordingly, there was no accrued and unpaid interest remaining through the date of purchase. After giving effect to the purchase of the tendered Notes, $8 aggregate principal amount of the Notes remained outstanding.  We redeemed these Notes pursuant to the terms of the Notes on May 29, 2009 at 100% plus accrued and unpaid interest.  In order to repurchase the Notes, we drew on our $100,000 revolving credit facility (the “Revolver”).

Progressive Gaming International Corporation/International Game Technology Transaction. In January 2009, International Game Technology (“IGT”) entered into an arrangement to acquire substantially all of the assets of Progressive Gaming International Corporation (“PGIC”).  On February 17, 2009, a number of agreements were entered into between us, PGIC and IGT.  These agreements include the Royalty Acceleration Agreement (PGIC and us), the Waiver Agreement (IGT and us) and the Binding Term Sheet (IGT and us).   In part, these agreements addressed certain commitments that were made by us and PGIC in an agreement dated September 26, 2007 to acquire all of PGIC’s Table Game Division (“TGD”) business (the “Purchase Agreement”), including certain worldwide rights and lease contracts for all of PGIC’s table game titles including Caribbean Stud and Texas Hold’ Em Bonus®, as well as the Software Distribution License Agreement (“SDLA”) which provided us a license to use/distribute certain progressive related software on games that were not purchased as part of the TGD.  The Purchase Agreement provided for, in addition to an initial up-front payment, future earn-out payments beginning in calendar 2008, including $3,500 in total non-interest bearing guaranteed minimum payments over a 4-year period, as follows: for each of 2008 and 2009, the guaranteed minimum amounts were $1,000 each year, paid quarterly; and for 2010 and 2011, $750 each year, also paid quarterly.  At the time of the acquisition, we recorded an estimated discounted liability for the minimum consideration due under the Purchase Agreement of $2,922.  Pursuant to the SDLA and as part of the TGD acquisition, we prepaid royalties of $3,000 related to the use of the Casino Jackpot System (“CJS”) and Game Manager™ software and related table hardware (collectively, the “GMS”).  These prepaid royalties plus an additional $1,750 were to be earned as defined in the agreement on a per progressive unit placement basis. The term of the SDLA was 5 years, with automatic renewal of 5 year increments, unless a non-renewal notice was given by either party ninety days in advance.

The Royalty Acceleration Agreement dated February 17, 2009 relieved us of all future monetary obligations related to the Purchase Agreement as well as any potential additional monies due under the SDLA in excess of the prepaid royalty previously paid.  As a condition for being relieved of any future monies due under the Purchase Agreement and the SDLA, we made a final payment of $960.  Up until February 17, 2009, we had paid PGIC approximately $951 related to minimum consideration due under the Purchase Agreement.

The Binding Term Sheet, which became effective March 6, 2009, absent any other agreement, resolved a dispute between us and IGT as to our rights in certain patents owned at one time by PGIC. This dispute involved other parties as well.  We claimed that we had certain rights in certain patents of PGIC before IGT allegedly received the patents as a result of the foreclosure of PGIC by Private Equity Management (“PEM”).  As to certain patents, IGT’s alleged ownership rights were transferred to us (the “SMI Patents”).  The Term Sheet also provided for IGT to obtain a license to the SMI Patents with certain restrictions in addition to allowing us to license certain patents from IGT which IGT allegedly acquired from PGIC through foreclosure by PEM (“PEM Patents”).  These licenses are not exclusive and are for limited use only.  The Term Sheet also waived our claims of certain rights in other patents that were once owned by PGIC.

As a result of the above agreements, we wrote-off the net book value of approximately $160 related to the covenants not to compete between us and PGIC. In addition, the prepaid royalty related to the SDLA was re-characterized as a lifetime license to be amortized over a 10-year life. The acquired SMI patents were fair valued at $520.  The remaining discounted minimum consideration due under the Purchase Agreement of approximately $2,247 was relieved resulting in a net gain on early extinguishment of $1,798.

Elixir Gaming Technologies Inc. (formerly VendingData Corporation) purchase and settlement agreement.  On March 16, 2009, we entered into an agreement with Elixir Gaming Technologies, Inc. (“Elixir Gaming”) pursuant to which Elixir Gaming sold us their intellectual property related to Elixir Gaming’s card shuffling and card deck checking equipment, including the RandomPlus® shuffler, the ShufflePro™ shuffler and the DeckChecker™.  Also contained in the agreement is a 7-year covenants not to compete clause.  In connection with this acquisition, we also purchased Elixir Gaming’s remaining finished-goods inventory of products in this category. In addition, we also agreed with Elixir Gaming to jointly dismiss all claims with prejudice pertaining to the outstanding patent infringement litigation.  This included the release of our $3,000 cash security, plus accrued interest, that we posted in 2004 in connection with an injunction that we received at that time.

The total consideration paid to Elixir Gaming was $2,800.  Total direct acquisition costs associated with this acquisition was $148.

We expensed the fair value of the effective settlement of the lawsuit.  We determined the fair value of the effective settlement of the lawsuit by taking the difference between the fair values of each identifiable element of the transaction and the total purchase price using the residual method.  The fair value of $400 related to the effective settlement of the lawsuit was immediately charged to selling, general and administrative expenses (“SG&A”).

This transaction was accounted for as an asset purchase; no liabilities were assumed. The following table sets forth the determination of the consideration paid for the asset acquisition:

Effective settlement of lawsuit	$400
Inventory	122
Patents (amortized over a 3 year period to Utility segment cost of goods sold)	850
Covenant not to compete (amortized over a 7 year period to Utility segment SG&A)	1,576
Total consideration	$2,948

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States. Our accounting policies are more fully described in Note 1 in “Item 8. Financial Statements and Supplementary Data”, included in this Form 10-K.  Some of our accounting policies require us to make difficult, complex and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. We periodically evaluate our policies, estimates and related assumptions and base our estimates on historical experience, current trends and expectations of the future. We considered the following critical accounting policies to be the most important to understanding and evaluating our financial results and require the most subjective and complex judgments made by management. We have discussed the development, selection and disclosure of our critical accounting policies and estimates with the Audit Committee of our Board of Directors. Actual results may differ from our estimates under different conditions and assumptions.

Revenue recognition. We recognize revenue when the following criteria are met:

•	persuasive evidence of an arrangement between us and our customer exists;

•	shipment has occurred or services have been rendered;

•	the price is fixed or determinable; and

•	collectability is reasonably assured and/or probable.

We earn our revenue in a variety of ways. We offer our products for lease or sale as well as sell service and warranty contracts for our sold equipment.

Product lease and royalty revenue—Lease and royalty revenue is earned from the leasing of our tangible products and the licensing of our intangible products, such as our proprietary table games. When we lease or license our products, we generally negotiate month-to-month fixed fee contracts, or to a lesser extent, enter into participation arrangements whereby casinos pay a fee to us based on a percentage of net win.   Lease and royalty revenue commences upon the completed installation of the product. Lease terms are generally cancellable with 30 days notice.

Product sales and service revenue—We generate sales revenue through the sale of equipment in each product segment, including sales revenue from sales-type leases and the sale of lifetime licenses for our proprietary table games. Financing for intangible property and sales-type leases for tangible property have payment terms ranging generally from 24 to 36 months and are interest-bearing at market interest rates. Revenue from the sale of equipment is recorded in accordance with the contractual shipping terms. If a customer purchases existing leased equipment, revenue is recorded on the effective date of the purchase agreement. Revenue on service and warranty contracts is recognized as the services are provided over the term of the contracts, which are generally one year. Revenue from the sale of lifetime licenses, under which we have no continuing obligation, is recorded on the effective date of the license agreement.

Certain of our products contain software and when leasing or selling software we consider whether the software component is incidental to the product as a whole based on the following criteria:

•	Whether the software is a significant focus of the marketing effort or is sold separately.

•	Whether post-contract customer support or PCS (PCS includes the right to receive services or unspecified upgrades/enhancements, or both, offered to users or resellers) is provided.

•	Whether the development and production costs of the software as a component of the cost of the product is incidental.

•
Whether an agreement includes service elements (other than PCS related services), such as training or installation and whether such services are essential to the functionality of the software or whether such software is considered “off-the-shelf” (off-the-shelf software is software that is marketed as a stock item that can be used by customers with little or no customization). Conversely, “core software” requires significant customization of the software in order for the software to be used by the end customer.

Some of our revenue arrangements contain multiple deliverables, such as a product sale combined with a service element or the delivery of a future product. If an arrangement requires the delivery or performance of multiple elements, we divide deliverables into separate units of accounting if:

•	The delivered items have value to the customer on a stand alone basis;

•	we have objective and reliable evidence of the fair value of the undelivered items; and

•	delivery of any undelivered item is considered probable and substantially in our control.

If these criteria are not met, we do not recognize revenue until all essential elements have been delivered. If the installation of the product is not considered inconsequential and perfunctory, then we defer revenue recognition until installation is complete.

The subjective and complex judgments for revenue recognition typically involve whether collectability is probable, whether fees under an arrangement are fixed or determinable and the identification of specific deliverables under multiple element arrangements. In addition, multiple element arrangements must be analyzed to determine the relative fair value of each element, the amount of revenue to be recognized and the period and conditions under which deferred revenue should be recognized. The ability to establish vendor specific objective evidence of fair value for our products and services also requires judgment by management.

Goodwill and other indefinite lived intangible assets. We review our goodwill for impairment annually in October or when circumstances indicate that the carrying amount of goodwill may not be fully recoverable.  The review is performed at the reporting unit level, which we have determined is the equivalent to our reportable segments. The goodwill impairment test is a two-part test.  In the first step, we selected a discounted cash flow model (income approach) and the Guideline Public Company Model (market approach) to assess the fair values of our reporting units.  These two methodologies were weighted in determining fair values.  The fair value of the reporting unit is then compared to the book value of the reporting unit, including its goodwill. If the fair value is less than the book value, then we would perform a second step to compare the implied fair value of the reporting unit's goodwill to its book value. The implied fair value of the goodwill is determined based on the estimated fair value of the reporting unit less the fair value of the reporting unit's identifiable assets and liabilities. We would record an impairment charge to the extent that the book value of the reporting unit's goodwill exceeds its fair value.

Our income approach analysis is based on the present value of two components: the sum of our three-year projected cash flows and a terminal value assuming a long-term growth rate. The cash flow estimates are prepared based on our business plans for each reporting unit, considering historical results and anticipated future performance based on our expectations regarding product introductions and market opportunities. The discount rates used to determine the present value of future cash flows were derived from the weighted average cost of capital of a group of comparable companies with consideration for the size and specific risks of each our reporting units. The discount rates used for each reporting unit were 13% for our fiscal 2009 test and 16% for our fiscal 2008 test.

As of October 31, 2009 and 2008, our goodwill totaled $74,662 and $60,929, respectively. Our fiscal 2009 annual goodwill impairment test indicated the fair value of each reporting unit was in excess of its carrying value. Inherent in such fair value determinations are significant judgments and estimates, including assumptions about our future revenues, profitability, cash flows and long-term growth rates, as well as our operational plans and our ability to execute such plans and our interpretation of current economic indicators and market valuations.

If our assumptions do not prove correct or economic conditions affecting future operations change, our goodwill could become impaired and result in a material adverse effect on our results of operations and financial position. To illustrate the sensitivity of the fair value calculations on our goodwill impairment test, if the discount rates used for the 2009 analysis increased to 15% for each reporting unit (all other assumptions held constant), the fair value of each reporting unit would still be in excess of their carrying value by at least 50%.

For fiscal 2009, 2008 and 2007, we recorded an impairment charge of $0, $22,137 and $0, respectively.

We review our indefinite lived intangible assets (“tradenames”) for impairment annually in October or when circumstances indicate that the carrying amount of the tradename may not be fully recoverable. We would record an impairment loss if the carrying amount of the indefinite lived intangible asset is not recoverable and the carrying amount exceeds its estimated fair value.

In October 2009, we performed our annual indefinite lived intangible asset impairment analysis for our Stargames and CARD tradenames, which is discussed in Note 6, by comparing the discounted, estimated future cash flows using the income approach as compared to the carrying value of the tradenames and determined that no impairment was indicated.

Other intangible assets. Other intangible assets include intellectual property for games, patents, trademarks, copyrights, licenses, developed technology, customer relationships and non-compete agreements that were purchased separately or acquired in connection with a business combination. All of our significant intangible assets are definite lived and, accordingly, amortized over their expected useful lives which range from 1 to 15 years. We amortize certain of our intangible assets proportionate to the ratio of actual revenue to total actual plus expected revenue from the utilization of the intangible asset. We believe this method reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. For certain other intangibles, such as covenants not to compete, we amortize on a straight-line basis over their useful lives.

Impairment of long-lived assets. We estimate the useful lives of our long-lived assets, excluding goodwill and indefinite lived intangible assets, based on historical experience, estimates of products' commercial lives, the likelihood of technological obsolescence and estimates of the duration of commercial viability for patents, licenses and games.

We review our long-lived assets, excluding goodwill and indefinite lived intangible assets, for impairment whenever events or circumstances indicate the carrying value may not be recoverable or warrant a revision to the estimated remaining useful life.  We would record an impairment loss if the carrying amount of the asset or asset group is not recoverable (as determined by undiscounted cash flows) and the carrying amount exceeds its estimated fair value.  For fiscal 2009, 2008 and 2007 we did not have any such impairment loss.

Inventories.  Inventories are stated at the lower of cost, determined on a first-in-first-out basis, or market.  Cost elements included in work-in-process and finished goods include raw materials, direct labor and manufacturing overhead. We regularly review inventory quantities and update estimates for the net realizable value of inventories. This process includes examining the carrying values of new and used gaming devices, parts and ancillary equipment in comparison to the current fair market values for such equipment (less costs to sell or dispose). Some of the factors involved in this analysis include the overall levels of our inventories, the current and projected sales levels for such products, the projected markets for such products, the costs required to sell the products, including refurbishment costs and importation costs for international shipments and the overall projected demand for products once the next generation of products are scheduled for release.

As a result of our ongoing analysis of inventory, we recognized inventory write-downs of $1,523, $72 and $1,415 for fiscal years 2009, 2008 and 2007, respectively.  Additional valuation charges could occur in the future as a result of changes in the factors listed above.

Provisions for bad debts. We maintain provisions for bad debts for estimated credit losses that result from the inability of our customers to make required payments. Provisions for bad debts are estimated based on historical experience and specific customer collection issues. Changes in the financial condition of our customers could result in the adjustment upward or downward in the provisions for bad debts, with a corresponding impact to our operating results.

Income taxes. We recognize deferred tax assets, net of applicable reserves, related to net operating loss carryforwards and certain temporary differences. The standard requires recognition of a future tax benefit to the extent that realization of such benefit is more likely than not. Otherwise, a valuation allowance is applied. Except for certain foreign net operating losses, we believe that it is more likely than not that our deferred tax assets are fully realizable because of the future reversal of existing taxable temporary differences and future projected taxable income.

In November 2007, we adopted new accounting guidance related to the accounting for uncertainty in income taxes which required the recognition of uncertain tax positions taken or expected to be taken in a tax return, when it is “more likely than not” to be sustained upon examination. This assessment further presumes that tax authorities evaluate the technical merits of transactions individually with full knowledge of all facts and circumstances surrounding the issue.  See Note 13 for additional information.

Share based compensation.  We measure and recognize all share-based compensation, including shares and share-based awards to employees, under the fair value method.  We measure the fair value of share-based awards using the Black-Scholes model.

Compensation is attributed to the periods of associated service and such expense is recognized on a straight-line basis over the vesting period of the awards. Forfeitures are estimated at the time of grant, with such estimate updated when the expected forfeiture rate changes.

In addition, the excess tax benefit from stock-option exercises—tax deductions in excess of compensation cost recognized—is classified as a financing activity.

Contingencies. We assess our exposures to loss contingencies including legal and income tax matters and provide for an exposure if it is judged to be probable and reasonably estimable. If the actual loss from a contingency differs from our estimate, there could be a material impact on our results of operations or financial position. Operating expenses, including legal fees, associated with contingencies are expensed when incurred.

RECENTLY ISSUED ACCOUNTING STANDARDS

In October 2009, the FASB issued two Accounting Standards Updates (“ASU”) providing new revenue recognition guidance with respect to revenue arrangements that include software elements and multiple deliverables. Under the new guidance, tangible products, containing both software and nonsoftware components that function together to deliver a tangible product’s essential functionality, will not be subject to software revenue accounting. This new guidance also establishes a new hierarchy for allocating revenues among multiple deliverables in a multi-element arrangement. In order of preference, revenues will be allocated based on VSOE, third-party evidence, or estimated selling price. Additional disclosures will be required to describe the effects of adoption, including changes in how arrangement consideration is allocated or in the pattern and timing of revenue recognition. This new guidance is effective for fiscal years beginning on or after June 15, 2010, and we have elected to early adopt prospectively for new or materially modified arrangements entered into on or after the beginning of our fiscal 2010. We continue to evaluate the extent to which this new guidance will impact the timing of our revenues and expect many of the Company’s products, such as those in our ETS and EGM segments, will no longer be accounted for as software, allowing for revenue recognition earlier in certain bundled arrangements.

In June 2009, the FASB issued an authoritative guidance for the FASB accounting standards codification and hierarchy of generally accepted accounting principles. The guidance establishes only two levels of U.S. generally accepted accounting principles (“GAAP”), authoritative and nonauthoritative. The FASB Accounting Standards Codification (the “Codification”) will become the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification will become nonauthoritative. The guidance is effective for interim and annual periods ending after September 15, 2009. The adoption of the guidance did not have a material impact on our consolidated financial statements.

In May 2009, the FASB issued an authoritative guidance for subsequent events, which is effective for interim and annual financial statements ending after June 15, 2009. The guidance establishes general standards of accounting for and disclosure of subsequent events that occur after the balance sheet date. Entities are also required to disclose the date through which subsequent events have been evaluated and the basis for that date. The adoption of the guidance did not have a material impact on our consolidated financial statements. The Company has evaluated subsequent events through the date of issuance, January 14, 2010. See Note 16 for more information.

In May 2008, the FASB issued authoritative guidance (ASC 470-20), requiring the separation of liability (debt) and equity (conversion option) components for convertible debt instruments that may settle in cash upon conversion. This guidance will be effective for our fiscal year beginning in November 2009 and requires retrospective application for all periods presented.  See Note 1 of our Consolidated Financial Statements for a comprehensive list of adjustments related to the retrospective application of this guidance.

The following table presents our various items of revenue and expense as a percentage of total revenue:

CONSOLIDATED STATEMENTS OF OPERATION

	Year Ended October 31,
	2009		2008		2007
	(In thousands)
Revenue:
Utility	$71,707	40.0%	$80,893	42.5%	$78,457	43.9%
Proprietary Table Games	38,697	21.6%	38,594	20.3%	33,125	18.5%
Electronic Table Systems	22,342	12.4%	27,461	14.5%	27,890	15.5%
Electronic Gaming Machines	46,598	26.0%	42,898	22.6%	39,269	22.0%
Other	83	0.0%	160	0.1%	110	0.1%

Total revenue	179,427	100.0%	190,006	100.0%	178,851	100.0%
Cost of revenue	73,756	41.1%	79,104	41.6%	74,985	41.9%

Gross profit	105,671	58.9%	110,902	58.4%	103,866	58.1%
Selling, general and administrative	63,647	35.5%	71,350	37.6%	61,947	34.6%
Research and development	17,349	9.7%	18,474	9.7%	17,337	9.7%
Impairment of goodwill	-	0.0%	22,137	11.7%	-	0.0%

Income (Loss) from operations	24,675	13.7%	(1,059)	(0.6%)	24,582	13.8%
Other income (expense):
Interest income	860	0.5%	1,759	0.9%	1,644	0.9%
Interest expense	(6,047)	(3.4%)	(11,642)	(6.1%)	(12,836)	(7.2%)
Other, net	731	0.4%	1,261	0.7%	(4,131)	(2.3%)
Total other income (expense)	(4,456)	(2.5%)	(8,622)	(4.5%)	(15,323)	(8.6%)
Gain (loss) on early extinguishment of debt	1,841	1.0%	(435)	(0.2%)	-	0.0%
Impairment of investments	-	0.0%	(1,560)	(0.8%)	-	0.0%
Equity method investment loss	-	0.0%	-	0.0%	(306)	(0.2%)

Income (Loss) from continuing operations before tax	22,060	12.2%	(11,676)	(6.1%)	8,953	5.0%
Income tax (benefit) provision	7,086	3.9%	3,697	2.0%	(3,961)	(2.2%)

Income (Loss) from continuing operations	14,974	8.3%	(15,373)	(8.1%)	12,914	7.2%
Discontinued operations, net of tax	-	0.0%	(1)	(0.0%)	78	0.0%
Net income (loss)	$14,974	8.3%	$(15,374)	(8.1%)	$12,992	7.2%

The following table provides additional information regarding our revenue, gross profit and gross margin:

REVENUE AND GROSS MARGIN

	Year Ended October 31,			Percentage Change
	2009	2008	2007	09 vs. 08	08 vs. 07
	(In thousands)
Revenue:
Leases and royalties	$76,258	$70,898	$56,426	7.6%	25.6%
Sales and service	103,113	118,948	122,315	(13.3%)	(2.8%)
Other	56	160	110	(65.0%)	45.5%

Total	$179,427	$190,006	$178,851	(5.6%)	6.2%

Cost of revenue:
Leases and royalties	$24,559	$21,866	$17,221	12.3%	27.0%
Sales and service	49,197	57,238	57,764	(14.0%)	(0.9%)

Total	$73,756	$79,104	$74,985	(6.8%)	5.5%

Gross profit:
Leases and royalties	$51,699	$49,032	$39,205	5.4%	25.1%
Sales and service	53,916	61,710	64,551	(12.6%)	(4.4%)
Other	56	160	110	(65.0%)	45.5%

Total	$105,671	$110,902	$103,866	(4.7%)	6.8%

Gross margin:
Leases and royalties	67.8%	69.2%	69.5%
Sales and service	52.3%	51.9%	52.8%
Total	58.9%	58.4%	58.1%

RESULTS OF OPERATIONS

Fiscal 2009 compared to Fiscal 2008

Revenue

Our revenue in fiscal 2009 decreased $10,579 over fiscal 2008, primarily due to the following:

•	Impact of foreign currency fluctuations
o
The strengthening of the U.S. dollar of 10.0% and 15.0%, respectively, to the Euro and the Australian dollar, resulted in a reduction in revenues of $10,135.  These decreases primarily impacted sales and service revenues in our EGM, ETS and Utility segments

•	Reduction in our sales and service revenues
o
A decrease of approximately 21.8% in the Utility segment primarily representing a reduction in sales in the European market. The European market has experienced credit market deterioration, smoking bans and the dissolution of the Russian gaming market due to regulatory changes

o	A decrease of approximately 42.2% in the ETS segment due to declines in sales of our Vegas Star and Rapid Table Games products in Australia and our Table Master™ products in the United States

The decreases were offset by the following increases:

•	Increases in our lease and royalty revenue
o	The ETS segment provided the largest increase at 28.8% due to increased Table Master™ seats on lease
o	The Utility segment demonstrated an 8.2% increase due to placements of our i-Deal shuffler
o	The PTG segment increased 1.2% due to growth in our Ultimate Texas Hold’em® premium title and Fortune Pai Gow Poker Progressive

•	EGM sales revenue
o	A 7.8% increase in revenue driven primarily by the strength of our newer titles and the success of our progressive links, Pink Panther and Grand Central

Gross margin

Our gross margin in fiscal 2009 increased 50 basis points ("bps") bps to 58.9% from fiscal 2008, reflecting the following:

•	Mix of revenue
o	A proportionate increase in lease and royalty revenue which generates higher gross margins than sales and service revenue primarily driven by increased placements and average lease prices
o	Increased average sales prices, primarily in our Utility segment and EGM segment, on a local currency basis

Offsetting these increases were the following decreases:

•	Impact of foreign currency fluctuations
o	The strength of the U.S. dollar negatively impacted margins by 3.1%

•	Write-down for inventory obsolescence
o	A decrease in gross margin of approximately 0.8% related to lower of cost or market adjustments primarily on older generation products. These were mostly in the Utility and ETS Segments.

Fiscal 2008 compared to Fiscal 2007

Revenue

Our revenue in fiscal 2008 increased $11,155 over fiscal 2007, primarily due to the following:

•	Impact of foreign currency fluctuations
o
The weakening of the U.S. dollar of 12.1% and 8.1%, respectively, to the Euro and the Australian dollar, resulted in an increase in revenues of $6,018.  These increases occurred primarily in sales and service revenues in our EGM, Utility and ETS segments

•	Increases in lease revenues
o
Increases in our PTG revenue generating lease base resulted in a 29.5% increase in PTG royalties. This increase was due in part to the approximate 600 unit installed base that we acquired in connection with the purchase of PGIC’s TGD business

o	ETS lease revenue grew 60.1% and Utility lease revenue grew 13.8% due to increases in placements as well as increases in our average monthly lease prices

•	Mix of revenue
o	Sales of our EGMs and the associated parts and peripherals increased 9.3% due to the strength of our newer game titles which led to increased average sales prices

The increases were slightly offset by the following decrease:

•	Reduction in sales
o	Consistent with our lease strategy, a concerted effort to reduce sales in our Utility, PTG and ETS segments

Gross margin

Our gross margin in fiscal 2008 increased 30 bps to 58.4% from fiscal 2007, reflecting the following:

•	Mix of revenue
o	A proportionate increase in lease and royalty revenue which generates higher gross margins than sales and service revenue primarily driven by increased placements and higher average lease prices

This increase was offset by the following:

•	Introductory pricing on our i-Deal shuffler

•
An increase in non-cash amortization related to the acquisition of the PGIC TGD in late fiscal 2007 and other product-related intangibles of Stargames and CARD, which increased over the prior-year period

The following table provides additional information regarding our operating expenses:

OPERATING EXPENSES

	Year Ended October 31,			Percentage Change
	2009	2008	2007	09 vs. 08	08 vs. 07
	(In thousands)

Selling, general and administrative	$63,647	$71,350	$61,947	(10.8%)	15.2%
Percentage of revenue	35.5%	37.6%	34.6%

Research and development	$17,349	$18,474	$17,337	(6.1%)	6.6%
Percentage of revenue	9.7%	9.7%	9.7%

Impairment of goodwill	$-	$22,137	-	(100.0%)	100.0%
Percentage of revenue	0.0%	11.7%	0.0%

Total operating expenses	$80,996	$111,961	$79,284	(27.7%)	41.2%
Percentage of revenue	45.1%	58.9%	44.3%

Fiscal 2009 compared to Fiscal 2008

Selling, general & administrative (“SG&A”) expenses

SG&A decreased $7,703 in fiscal 2009 as compared to fiscal 2008.  This decrease primarily reflects the following:

•	Impact of foreign currency fluctuations
o	Net decreases of approximately $2,262 at our foreign subsidiaries due to the strengthening of the U.S. dollar

•	Salaries, benefits and consultants
o	Decreased costs of approximately $9,521, excluding cash salary and related benefits severance costs, due to cost rationalization efforts
o
Severance costs of $6,838, which primarily related to the retirement of our former CEO and the departure of several senior executives.  The $6,838 of severance costs were primarily comprised of $3,628 of accelerated stock compensation expense and $3,210 of cash salary and related benefits

•	Professional fees
o
Decreased legal expenses of $2,214, excluding the effect of the Elixir item discussed below.  Corporate legal expense decreased as a result of lower legal expenses incurred on our shareholder derivative and VendingData II lawsuits, settlement of prior cases, which primarily included MP Games LLC, and decreased costs related to other general corporate matters

o	Decreased costs of approximately $1,500 for professional fees, primarily related to reductions in accounting and other professional fees
o	Legal charge of $400 related to the Elixir purchase and settlement agreement, which approximates the fair value of the effective settlement related to the previous lawsuit between us and Elixir

Research & development (“R&D”) expenses

R&D expense decreased $1,125 in fiscal 2009 as compared to fiscal 2008.  This decrease primarily reflects:

•	Impact of foreign currency fluctuations
o	Net decreases of approximately $1,114 at our foreign subsidiaries due to the strengthening of the U.S. dollars

The following projects have been the focus of our R&D efforts during fiscal 2009:

•	Utility
o
Expenses primarily related to finalizing the mechanical, hardware and software development of the i-Shoe Auto featuring optical card recognition and an auto-card feeding mechanism, finalizing hardware and software for the one2six Plus continuous shuffler featuring optical card recognition and developing and improving other Utility products, including developing generic card recognition technology to replace card libraries.  Additional R&D efforts were focused on developing the i-Score Baccarat display system, including new computer hardware

•	PTG
o
Expenses primarily related to development of implementing progressives onto existing proprietary games as well as developing or licensing a large variety of new games including Dealer Bluff Six Card Poker

o	Additional R&D efforts were spent on developing the Video Progressive Display System (“ViPS”) to support our PTG progressive products

•	ETS
o
Expenses primarily related to the final development of the i-Table, our first product that benefited from an emphasis on “globalizing” our research and development by combining resources from our Utility, PTG and ETS segments and utilizing product knowledge from both our U.S. operations as well as our operations in Australia

o	Additional R&D efforts were spent on creating and implementing new game content for our Table Master, Vegas Star and Rapid Table Games

•	EGM
o
Expenses primarily related to development of new game titles and themes. This was in conjunction with the continued commercialization of existing linked jackpot products, “Pink Panther” and “Grand Central”

Fiscal 2008 compared to Fiscal 2007

SG&A expenses

SG&A increased $9,403 in fiscal 2008 as compared to fiscal 2007.  The increase in SG&A expenses primarily reflects the following:

•	Salaries, benefits and consultants
o
Personnel costs increased $6,545, due to staffing our newly established corporate division, adding to the sales and service staff in our Shuffle Master Americas division and expanding into new territories, including South Africa

o	Severance costs of approximately $1,023 associated with the departure of a senior executive at our corporate office, in addition to other subsidiary senior management

•	Facility
o	Additional costs of $2,413 associated with increased facilities and office-related expenses for our Shuffle Master Asia division

•	Impact of foreign currency fluctuation
o	Net increases of approximately $1,978 at our foreign subsidiaries due to the weakening of the U.S. dollar

•	Other
o	A write-off of prepaid licensing costs of $1,124, in fiscal 2008 associated with the abandonment of a project

These increases were offset by the following:

•
Total SG&A expenses were offset by a gain of $738 recognized on the sale of our fractional ownership in a Net Jets, Inc. (“Net Jets”) corporate airplane. Effective February 27, 2008, we sold our interest in the airplane. This sale, carried out as part of our strategic initiative to monetize certain non-core assets, resulted in proceeds of approximately $1,309

•	Professional fees
o
Corporate legal expense marginally decreased $154, or 2.6%, in fiscal 2008 as compared to fiscal 2007.  Corporate legal expense decreased as a result of lower legal expenses incurred on our pending cases, which primarily included VendingData II and Awada, as well as settlement of prior cases in fiscal 2008, which primarily included MP Games LLC

R&D expenses

R&D expense increased $1,137 in fiscal 2008 as compared to fiscal 2007. The increase is due to the following:

•
Corporate Products Group (“CPG”) was formed in the fourth quarter 2007 and is responsible for overseeing the creation and development of our existing and future product lines as well as overseeing our global products R&D. In fiscal 2008, approximately $1,266 was expended by the newly formed CPG as compared to $233, in fiscal 2007, primarily for general operational purposes

•	Impact of foreign currency fluctuation
o	Net increases of approximately $566 at our foreign subsidiaries due to the weakening of the U.S. dollar

The following projects were the focus of our R&D efforts in fiscal 2008:

•	Utility
o	Expenses primarily related to the development of the i-Deal shuffler and the development of the i-Shoe Auto featuring optical card recognition and an auto-card feeding mechanism
o	Expenses related to value engineering of the one2six and future Utility product offerings

•	PTG
o	Expenses primarily related to development of content for our progressives for placement onto existing proprietary games such as Fortune Pai Gow Poker Progressive and Three Card Poker Progressive

•	ETS
o	Expenses primarily related to the development of Vegas Star Craps, a fully electronic craps game with touch screen roll-of-the-dice capability
o	Additional R&D efforts were spent on creating and implementing new video dealers for our Table Master platform

•	EGM
o	Expenses primarily related to the continued development of our PC4 platform and development of new game titles and themes
o	Additional R&D efforts were focused on continued commercialization of existing linked jackpot products, “Pink Panther” and “Grand Central”

Impairment of goodwill

In October 2008, we performed our annual goodwill impairment analysis.  The goodwill impairment test is a two-part test.  We selected a discounted cash flows model (income approach) and the Guideline Public Company Model (market approach) to assess the fair values of our reporting units.  These two methodologies were weighted in determining a fair value.  Step one of the impairment test compares the fair values of each of our reporting units to their carrying value.  If the fair value is less than the carrying value for any of our reporting units, step two must be completed.  Based on the step one analysis performed, we concluded the fair value was less than the net carrying value of the assets assigned to our ETS reporting unit.  As such, step two of the goodwill impairment test was performed.  Step two required that we allocate the fair value of the ETS segment to all of the assets and liabilities, as if the segment was acquired in a business combination.  The goodwill calculated in step two is then compared to the recorded goodwill, with an impairment charge recorded in the amount that the book value of goodwill exceeds the amount calculated in this step.  Based on the step two analysis performed, we concluded that the goodwill assigned to our ETS segment was impaired as of October 31, 2008.  As such, we recorded an impairment charge related to the goodwill assigned to the ETS segment of $22,137 on our consolidated statements of operation in “Item 8. Financial Statements and Supplementary Data” included in the Annual Report on Form 10-K for fiscal 2008.  No tax benefit is associated with this impairment charge. There was no such charge recorded in fiscal 2009 or 2007.

DEPRECIATION AND AMORTIZATION EXPENSES

	Year Ended October 31,			Percentage Change
	2009	2008	2007	09 vs. 08	08 vs. 07
	(In thousands)
Gross margin:
Depreciation	$7,312	$5,929	$5,266	23.3%	12.6%
Amortization	10,481	12,037	9,725	(12.9%)	23.8%
Total	17,793	17,966	14,991	(1.0%)	19.8%

Operating expenses:
Depreciation	2,632	2,780	2,833	(5.3%)	(1.9%)
Amortization	3,090	2,694	1,597	14.7%	68.7%
Total	5,722	5,474	4,430	4.5%	23.6%

Total:
Depreciation	9,944	8,709	8,099	14.2%	7.5%
Amortization	13,571	14,731	11,322	(7.9%)	30.1%
Total	$23,515	$23,440	$19,421	0.3%	20.7%

Depreciation expense is primarily comprised of depreciation associated with products leased and held for lease and to a lesser extent depreciation of property, plant and equipment. Amortization expense is primarily comprised of amortization associated with intellectual property, acquired developed technology and customer relationships.

Fiscal 2009 compared to Fiscal 2008

Depreciation and amortization included in gross margin decreased 100 bps in fiscal 2009 as compared to fiscal 2008.  Increased depreciation in gross margin is attributable to increases in leased assets.  Decreased amortization in gross margin is due to the strengthening of the U.S. dollar related to amortization at our foreign subsidiaries.  Depreciation and amortization included in operating expenses increased 4.5% in fiscal 2009 as compared to fiscal 2008. The increase relates primarily to amortization of the covenant not to compete acquired as part of the Elixir Purchase and Settlement Agreement entered into during our second quarter ended April 30, 2009, as well as additions of property, plant and equipment in the normal course of business.

Fiscal 2008 compared to Fiscal 2007

Depreciation and amortization included in gross margin increased 1,980 bps in fiscal 2008 as compared to fiscal 2007.  Increased depreciation in gross margin is attributable to increases in leased assets consistent with our lease strategy.  Increased amortization in gross margin relates to previously acquired intangible assets, including 12 months of amortization related to product specific intangible assets acquired in our PGIC TGD.  Depreciation and amortization included in operating expenses increased 23.6% in fiscal 2008 as compared to fiscal 2007. This increase is attributable to amortization of customer relationships and covenant not to compete related to the PGIC TGD acquisition in the fourth quarter of fiscal 2007.

The following table provides additional information regarding our non-operating expenses:

NON-OPERATING EXPENSES

Other income (expense), gain (loss) on early extinguishment of debt, net and impairment of investment

	Year Ended October 31,			Percentage Change
	2009	2008	2007	09 vs. 08	08 vs. 07
	(In thousands)
Other income (expense)
Interest income	$860	$1,759	$1,644	(51.1%)	7.0%
Interest expense	(6,047)	(11,642)	(12,836)	48.1%	9.3%
Other, net	731	1,261	(4,131)	(42.0%)	130.5%
Total other income (expense)	$(4,456)	$(8,622)	$(15,323)	48.3%	43.7%

Gain (loss) on early extinguishment of debt, net	$1,841	$(435)	$-	(523.2%)	100.0%

Impairment of investment	$-	$(1,560)	$-	100.0%	(100.0%)

Fiscal 2009 compared to Fiscal 2008

Total other income (expense) decreased $4,166, or 48.3% in fiscal 2009 as compared to fiscal 2008, primarily due to the following:

•	A decrease in interest expense of $5,595 in fiscal 2009 as compared to fiscal 2008, due to a decrease in total outstanding debt balance and reduced effective interest rates

•
Net foreign currency gains of $825 in fiscal 2009 as compared to net foreign currency gains of $3,356 in fiscal 2008.  This year over year change was caused by foreign currency fluctuations, primarily between the U.S. dollar, the Australian dollar and the Euro during fiscal 2009.  Our foreign subsidiaries engage in activities with us and certain customers in U.S. dollar and other foreign denominated contracts. As of our third quarter of fiscal 2008, we made the decision to begin settling all inter-company trade balances, which has resulted in the recognition of additional foreign currency fluctuations in our consolidated statement of operations

•
Partially offset by a reduction in interest income of $899, in fiscal 2009 as compared to fiscal 2008, due to 50.8% reduction in the total amount of our investment in sales-type leases and notes receivable

Gain (loss) on early extinguishment of debt, net relates to the following:

•	Gain on early extinguishment of debt, net of $1,841 and loss on early extinguishment of debt, net of $435, relate to the following:
o	Fiscal 2009 includes approximately $1,800 related to the PGIC / IGT agreements entered into in January 2009. See Acquisitions and Other Significant Transactions for more information
o	Fiscal 2008 includes a net loss realized from the early extinguishment of our Notes

Fiscal 2008 compared to Fiscal 2007

Total other income (expense) decreased $6,701, or 43.7%, in fiscal 2008 as compared to fiscal 2007, primarily due to the following:

•
Net foreign currency gains of $3,356 in fiscal 2008 as compared to net foreign currency losses of $1,336 in fiscal 2007.  This year over year change was caused by foreign currency fluctuations, primarily between the U.S. dollar, the Australian dollar and the Euro during fiscal 2009.  Our foreign subsidiaries engage in activities with us and certain customers in U.S. dollars and other foreign denominated contracts. As of our third quarter of fiscal 2008, we began net settling all inter-company trade balances, which has resulted in the recognition of additional foreign currency fluctuations in our consolidated statement of operations

•
A decrease in interest expense of $1,194 in fiscal 2008 as compared to fiscal 2007.  Interest expense in fiscal 2008 primarily related to interest on our Revolver, Term Loan and Notes.  Interest expense in fiscal 2007 primarily related to interest on our Revolver and our Notes.  Interest expense decreased as the outstanding balance of our Revolver and Notes decreased as well as a decrease in the effective interest rate on the Revolver

Loss on early extinguishment of debt, net relates to the following:

•
A net loss of $435 was realized from the early extinguishment of our Notes in fiscal 2008, pursuant to the Tender Offer discussed in Note 2 in “Item 8. Financial Statements and Supplementary Data” included in this Form 10-K.  The loss on the early extinguishment of our Notes was inclusive of direct costs associated with the Tender Offer

Impairment of investment in fiscal 2008 related to our investment in Sona Mobile Holdings Corp. (“Sona”), due to the following:

•
During our third quarter ended July 31, 2008, we analyzed our cost method investment in Sona and, due to the severity and duration in the decline in fair value, we recorded a $1,486 impairment write-down, as we determined that the investment was other than temporarily impaired.  This impairment write-down represented the difference between our historical book value and fair market value at July 31, 2008.  Additionally, we sold our investment in Sona in the fourth quarter of fiscal 2008 and recorded an additional pre-tax loss of $74 in impairment of investments, net of $65 proceeds received from the sale, for a total of $1,560, which is reflected in the consolidated statement of operations included in “Item 8. Financial Statements and Supplemental Data” in the Form 10-K for fiscal 2008.  There were no such impairment losses recorded during fiscal 2007

INCOME TAXES

	Year Ended October 31,			Percentage Change
	2009	2008	2007	09 vs. 08	08 vs. 07
	(In thousands)

Income tax provision (benefit)	$7,086	$3,697	$(3,961)	91.7%	(193.3%)

Effective tax rate	32.1%	31.7%	(44.2%)

Our effective income tax rate may fluctuate due to changes in our amount and mix of United States and foreign income (loss), changes in tax legislation, changes in our estimates of federal tax credits, changes in our assessment of uncertainties, as well as accumulated interest and penalties and other deductions.

Fiscal 2009 compared to Fiscal 2008

Income tax provision and the respective effective tax rate decreased for fiscal 2009 as compared to fiscal 2008, primarily due to the following:

•
For the fiscal year ended October 31, 2008, we recognized no tax benefit on the impairment of $22,137 of goodwill.  Excluding the impact of this goodwill impairment, the effective tax rate for the year ended October 31, 2008 would have been 35.3%

•	The decrease in the effective tax rate, excluding the impact of the goodwill impairment, in fiscal 2009 relates primarily to the derecognition of uncertain tax positions

Fiscal 2008 compared to Fiscal 2007

Income tax provision (benefit) and the respective effective tax rate increased for fiscal 2008 as compared to fiscal 2007, primarily due to the following:

•
For the fiscal year ended October 31, 2008, we recognized no tax benefit on the impairment of $22,137 of goodwill.  Excluding the impact of this goodwill impairment, the effective tax rate for the year ended October 31, 2008 would have been 35.3%.  For the fiscal year ended October 31, 2007, a $6,707 decrease to income tax expense and corresponding increase to deferred tax assets were recorded to account for additional tax basis recognized in conjunction with newly enacted Australian tax consolidation rules

•	The increase in the effective tax rate, excluding the goodwill impairment and Australian tax consolidation rules impact, in fiscal 2008 relates to the implementation of uncertain tax positions

SEGMENT BUSINESS INFORMATION

Segment revenues include leasing, licensing, or selling of products within each reportable segment. We measure segment performance in terms of revenue, gross profit, gross margins and unit / seat placements. We believe that unit / seat placements is an important gauge of segment performance because it measures historical market placements of leased and sold units / seats and provides insight into potential markets for next-generation products and service. We do not present a cumulative installed base as previously sold units / seats may no longer be in use by our customers or may have been replaced by other models or products.

We evaluate the performance of our operating segments based on net revenues, gross profit and operating income (loss). Segment operating income (loss) includes net revenues attributable to third parties and expenses directly and indirectly associated with the product lines included in each segment. Our direct expenses primarily include cost of products sold, depreciation of leased assets, amortization of product-related intangible assets, service, manufacturing overhead, shipping and installation.  Indirect expenses include other costs directly identified with each segment, such as research and development, product approval costs, product-related litigation expenses, amortization of patents and other product-related intellectual property, sales commissions and other directly-allocable sales expenses.  Operating income (loss) for each segment excludes other income and expense and certain expenses that are managed outside of the operating segments. The amounts classified as unallocated corporate expenses consist primarily of costs related to overall corporate management and support functions. These include costs related to executive management, accounting and finance, general sales support, legal and compliance costs, office expense and other amounts for which allocation to specific segments is not practicable.

SEGMENT OPERATING RESULTS

(In thousands, except units, per unit/seat amounts and product lease/sale prices)

Utility Segment Operating Results

Fiscal 2009 compared to Fiscal 2008

	Year Ended
	October 31,		Increase	Percentage
	2009	2008	(Decrease)	Change
	(In thousands, except for units and per unit/seat amounts)
Utility Segment Revenue:
Lease	$30,443	$28,145	$2,298	8.2%
Sales - Shuffler	29,301	37,738	(8,437)	(22.4)
Sales - Chipper	1,500	3,992	(2,492)	(62.4)
Service	6,998	6,718	280	4.2
Other	3,465	4,300	(835)	(19.4)
Total sales and service	41,264	52,748	(11,484)	(21.8)
Total Utility segment revenue	$71,707	$80,893	$(9,186)	(11.4%)

Utility segment gross profit	$40,513	$46,097	$(5,584)	(12.1%)
Utility segment gross margin	56.5%	57.0%

Utility segment operating income	$32,742	$36,078	$(3,336)	(9.2%)
Utility segment operating margin	45.7%	44.6%

Shuffler unit information:
Lease units, end of year	5,697	5,318	379	7.1%
Average monthly lease price	$445	$441	$4	1.0%

Sold units during the period	1,997	2,624	(627)	(23.9%)
Average sales price	$14,673	$14,382	$291	2.0%

Chipper unit information:
Lease units, end of year	36	26	10	38.5%

Sold during year	71	154	(83)	(53.9%)
Average sales price	$21,127	$25,922	$(4,795)	(18.5%)

Our Utility segment revenue in fiscal 2009 decreased $9,186 as compared to fiscal year 2008, primarily due to the following:

•	A 26.2% reduction in our sales revenue
o
A reduction in shuffler and chipper sales in the European market which has experienced credit market deterioration, smoking bans and the dissolution of the Russian gaming market due to regulatory changes

o	Reduction in sold shuffler units in markets outside of Europe, offset by a slight increase in average sales prices
o	Reduction in sold Chipmaster units, which have a higher sale price than our Easy Chipper® C

These decreases were offset by the following increases:

•	An 8.2% increase in our lease revenue
o	Increased units on lease, mostly our i-Deal and one2six shufflers due to our replacement cycle and lease strategy
o	Increased average monthly lease price

Utility gross profit decreased 12.1% for fiscal 2009 as compared to fiscal 2008.  Utility gross margin also decreased 50 bps, to 56.5% for fiscal 2009 as compared to fiscal 2008.

The decreases in gross profit and gross margin primarily relate to the following:

•	Mix of revenue
o	The overall reduction in sale revenue which generally generates a higher initial gross profit, but a lower gross margin

•	Non-cash charges
o	A 16.6% decrease in amortization expense associated with the one2six shuffler and Easy Chipper, due to foreign currency fluctuations. In local currency, amortization decreased 7.1%
o	A decrease in gross margin of approximately 0.4% related to lower of cost or market adjustments primarily on older generation products

Utility operating income decreased 9.2% for fiscal 2009 as compared to fiscal 2008.  However, Utility operating margin increased 110 bps to 45.7% for fiscal 2009 as compared to fiscal 2008.  The decrease in operating income primarily related to the following:

•	The overall reduction in sale revenue as discussed above

The increase in operating margin primarily related to the following:

•	Proportionate decreases in R&D, legal and sales commission costs attributable to the Utility segment

Fiscal 2008 compared to Fiscal 2007

	Year Ended
	October 31,		Increase	Percentage
	2008	2007	(Decrease)	Change
	(In thousands, except for units and per unit/seat amounts)
Utility Segment Revenue:
Lease	$28,145	$24,728	$3,417	13.8%
Sales - Shuffler	37,738	42,197	(4,459)	(10.6)
Sales - Chipper	3,992	2,582	1,410	54.6
Service	6,718	5,631	1,087	19.3
Other	4,300	3,319	981	29.6
Total sales and service	52,748	53,729	(981)	(1.8)
Total Utility segment revenue	$80,893	$78,457	$2,436	3.1%

Utility segment gross profit	$46,097	$48,086	$(1,989)	(4.1%)
Utility segment gross margin	57.0%	61.3%

Utility segment operating income	$36,078	$33,783	$2,295	6.8%
Utility segment operating margin	44.6%	43.1%

Shuffler unit information:
Lease units, end of year	5,318	4,986	332	6.7%
Average monthly lease price	$441	$413	$28	6.7%

Sold during year	2,624	3,076	(452)	(14.7%)
Average sales price	$14,382	$13,718	$664	4.8%

Chipper unit information:
Lease units, end of year	26	17	9	52.9%

Sold during year	154	101	53	52.5%
Average sales price	$25,922	$25,564	$358	1.4%

Utility segment revenue increased $2,436 for fiscal 2008 as compared to fiscal 2007, primarily due to the following:

•	A 13.8% increase in Utility lease revenue
o	A 6.7% increase in leased units due to our replacement cycle and lease strategy
o	A 6.7% increase in average monthly lease price

•	A 54.6% increase in chipper sales revenue
o	A net increase of 52.5% sold units
o	An increase in the average sales price driven primarily by increased sales of Chipmaster units, which have a higher sale price than our Easy Chipper® C

•	A 19.3% increase in service revenue

These increases were partially offset by the following decreases:

•	A decrease in the number of sold shufflers although at increased average sales prices

•	A decrease in conversion of leased shufflers to sold shufflers of 266 units from 418 units

Utility gross profit decreased 4.1% for fiscal 2008 as compared to fiscal 2007.  Utility gross margin also decreased 430 bps to 57.0% for fiscal 2008 as compared to fiscal 2007.  These decreases in both gross profit and gross margin primarily related to the following:

•	Introductory pricing on new products, such as our i-Deal shuffler

•	The continued reduction in leased shuffler conversions which traditionally generate higher gross margins

•	An increase in amortization expense associated with the one2six shuffler and Easy Chipper to $5,763 for fiscal 2008 as compared to $4,555 for fiscal 2007

Utility operating income increased 6.8% for fiscal 2008 as compared to fiscal 2007.  Utility operating margin also increased 150 bps to 44.6% for fiscal 2008 as compared to fiscal 2007.  These increases in both operating income and operating margin primarily related to the following:

•	A reduction of approximately $1,000 in legal costs specifically related to the Utility segment

Proprietary Table Games Segment Operating Results

Fiscal 2009 compared to Fiscal 2008

	Year Ended
	October 31,		Increase	Percentage
	2009	2008	(Decrease)	Change
	(In thousands, except for units and per unit/seat amounts)

PTG segment revenue:
Royalties and leases	$34,048	$33,639	$409	1.2%
Sales	3,581	4,332	(751)	(17.3)
Service	170	276	(106)	(38.4)
Other	898	347	551	1.6
Total sales and service revenue	4,649	4,955	(306)	(6.2)
Total PTG segment revenue	$38,697	$38,594	$103	0.3%

PTG segment gross profit	$32,079	$31,983	$96	0.3%
PTG segment gross margin	82.9%	82.9%

PTG segment operating income	$29,035	$28,957	$78	0.3%
PTG segment operating margin	75.0%	75.0%

PTG unit information:
Premium units, end of year	2,241	2,245	(4)	(0.2%)
Side bet units, end of year	1,646	1,806	(160)	(8.9%)
Progressive units, end of year	359	137	222	162.0%
Add-on units, end of year	39	34	5	14.7%
Total revenue generating lease base	4,285	4,222	63	1.5%

Average monthly lease/license price	$662	$664	$(2)	(0.3%)

Sold during year	165	154	11	7.1%
Average sales price	$21,703	$28,130	$(6,427)	(22.8%)

Total PTG segment revenue increased $103 for fiscal 2009 as compared to fiscal 2008.  The PTG segment revenue increase was primarily due to the following:

•	Increase in PTG royalty and lease revenue and other revenue
o	Increased placements of premium table games, specifically our Ultimate Texas Hold’em
o	Increased placements of add-ons, specifically Fortune Pai Gow Poker Progressive
o	Average monthly lease price remained relatively flat, even with increased placements of progressive units, which generally have a lower monthly average lease price than premium game titles
o	An increase in net revenue from our Three Card Poker World Championship Tournament, which was held in December 2008, to approximately $580 from $130

These increases were partially offset by the following:

•	A 17.3% decrease in PTG sales revenue
o
A decrease in average sales price resulting from the sale of approximately 80 Royal Match 21 table game side bet lifetime licenses in 2009. Excluding this sale, our average sales price would have been approximately $38,800, an increase over 2008 driven by two large conversion sales of Three Card Poker table games in 2009

•	A reduction of $368 related to license fees for the use of certain of our proprietary table game content on certain legalized internet gaming sites to $195 in fiscal 2009 as compared to fiscal 2008

•	PTG gross profit and gross margin remained constant year over year

•	PTG operating income and operating margin remained constant year over year

Fiscal 2008 compared to Fiscal 2007

	Year Ended
	October 31,		Increase	Percentage
	2008	2007	(Decrease)	Change
	(In thousands, except for units and per unit/seat amounts)

PTG segment revenue:
Royalties and leases	$33,639	$25,974	$7,665	29.5%
Sales	4,332	6,980	(2,648)	(37.9)
Service	276	157	119	75.8
Other	347	14	333	2,378.6
Total sales and service revenue	4,955	7,151	(2,196)	(30.7)
Total PTG segment revenue	$38,594	$33,125	$5,469	16.5%

PTG segment gross profit	$31,983	$28,154	$3,829	13.6%
PTG segment gross margin	82.9%	85.0%

PTG segment operating income	$28,957	$23,465	$5,492	23.4%
PTG segment operating margin	75.0%	70.8%

PTG unit information:
Premium units, end of year	2,245	2,145	100	4.7%
Side bet units, end of year	1,806	1,861	(55)	(3.0%)
Progressive units, end of year	137	-	137	100.0%
Add-on units, end of year	34	36	(2)	(5.6%)
Total revenue generating lease base	4,222	4,042	180	4.5%

Average monthly lease/license Price	$664	$536	$128	24.0%

Sold during year	154	204	(50)	(24.5%)
Average sales price	$28,130	$34,216	$(6,086)	(17.8%)

Total PTG segment revenue increased $5,469 for fiscal 2008 as compared to fiscal 2007.  The PTG segment revenue increase was primarily due to the following:

•	A 29.5% increase in PTG royalty and lease revenue
o	A $4,648 increase related to the approximate 600 unit revenue generating lease base that we acquired in connection with the purchase of PGIC’s TGD business in late fiscal 2007
o	A 9.6% increase related to growth in our traditional non-PGIC table games. This primarily relates to increases of our Ultimate Texas Hold’em and Fortune Pai Gow Poker table games
o	An increase in the average monthly lease price
o	An increase of 100% in progressive units, primarily related to the increase in our Fortune Pai Gow Poker Progressive
o	A 15.0% increase to $563 related to license fees for the use of certain of our proprietary table game content on certain legalized internet gaming sites in fiscal 2008 as compared to fiscal 2007

These increases were partially offset by the following:

•	A 37.9% decrease in PTG sales revenue
o	A net decrease of 24.5% of sold units comprised primarily of decreases of our Three Card Poker and Four Card Poker table games
o	A decrease in average sales price as a result of selling approximately 90 Fortune Pai Gow Poker table games in fiscal 2008 and the sale of certain lifetime licenses through an Asian distributor
o	A decrease of 42.9% of conversions from leased to sold table games in fiscal 2008, comprised primarily of decreases of our Three Card Poker and Four Card Poker table game conversions

PTG gross profit increased 13.6% for fiscal 2008 as compared to fiscal 2007.

•	The increase in PTG gross profit was a result of the royalty and lease revenue increases offset by the decrease in sold royalty units discussed above

Although PTG gross profit increased, PTG gross margin decreased 210 bps to 82.9% for fiscal 2008 as compared to fiscal 2007.  The increase in gross profit and decrease in gross margin were a result of the following:

•	The decrease in PTG gross margin was due to a full year of amortization associated with the PGIC TGD acquired in late 2007
•	The decrease in conversions noted above. Conversions traditionally generate higher gross margins

PTG operating income increased 23.4% for fiscal 2008 as compared to fiscal 2007.  PTG operating margin also increased 420 bps to 75.0% for fiscal 2008 as compared to fiscal 2007.  These increases in both operating income and operating margin primarily related to the following:

•	The increased gross profit referred to above

•
Notwithstanding the decline in gross margin referred to above, operating income and operating margin were favorably impacted by a reduction of approximately $960 of R&D and legal costs specifically related to our PTG segment

Electronic Table Systems Segment Operating Results

Fiscal 2009 compared to Fiscal 2008

	Year Ended
	October 31,		Increase	Percentage
	2009	2008	(Decrease)	Change
	(In thousands, except for units and per unit/seat amounts)
ETS segment revenue:
Royalties and leases	$11,730	$9,110	$2,620	28.8%
Sales	8,326	14,911	(6,585)	(44.2)
Service	509	405	104	25.7
Other	1,777	3,035	(1,258)	(41.4)
Total sales and service revenue	10,612	18,351	(7,739)	(42.2)
Total ETS segment revenue	$22,342	$27,461	$(5,119)	(18.6%)

ETS segment gross profit	$9,430	$13,068	$(3,638)	(27.8%)
ETS segment gross margin	42.2%	47.6%

ETS segment operating income	$3,427	$(16,105)	$19,532	(121.3%)
ETS segment operating margin	15.3%	(58.6%)

ETS unit information:
Lease seats, end of year	2,134	1,445	689	47.7%
Average monthly lease price	$458	$525	$(67)	(12.8%)

Sold during year	440	740	(300)	(40.5%)
Average sales price	$18,923	$20,150	$(1,227)	(6.1%)

Total ETS segment revenue decreased $5,119 for fiscal 2009 as compared to fiscal 2008. The decrease was primarily due to the following:

•	Impact of foreign exchange fluctuations
o	Total revenue was negatively impacted by $1,292 due to the exchange effect of a strengthening U.S. dollar.

•	A 43.7% decrease in sales and other revenue
o	A 80.4% decline in the number of Table Master™ sold seats consistent with our lease strategy
o
A decrease in the average sales price. This decrease was driven primarily by fluctuations in the exchange rate between the Australian dollar and the U.S. dollar related to our Vegas Star and Rapid Table Game products sold in Australia.  The average sales price in Australian dollars remained constant from the prior year period

o	A 41.4% decrease in parts and other peripheral sales related to previously sold ETS seats, primarily relating to our Vegas Star products and secondarily relating to our Rapid Table Games

Slightly offsetting these decreases was an increase in the following:

•	A 28.8% increase in royalty and lease revenue
o	A 47.7% increase in seats on lease, driven mostly by Table Master™ seats. These leases are primarily our Royal Match 21, Three Card Poker and Bet The Set 21 proprietary games
o	Offset by a decrease in our average monthly lease price caused by installations of our ETS product in markets where they compete with live table games

ETS gross profit decreased 27.8% for fiscal 2009 as compared to fiscal 2008.  ETS gross margin also decreased 540 bps to 42.2% for fiscal 2009 as compared to fiscal 2008.  These declines are due to the following:

•	Fixed amortization
o
The ETS segment is burdened with substantial amounts of fixed amortization which can have a large impact on gross margin depending on total revenue.  Accordingly, gross margin can vary materially from period to period.  Gross margin in the current period was negatively impacted by 7.2%

•	Mix of revenue
o	The decreases in sales revenue as noted above
o	Sale of refurbished units at reduced prices and reduced margins
o	The decrease in other revenue, primarily parts and other peripherals, as noted above. Parts and other peripheral sales generally have a higher margin than completed units

ETS operating income increased 121.3%, to $3,427 for fiscal 2009 as compared to ($16,105) for fiscal 2008.  ETS operating margin also increased 73.9% to 15.3% for fiscal 2009 as compared to (58.6%) for fiscal 2008.  These increases in both operating income and operating margin primarily related to the following:

•	The $22,137 impairment of goodwill associated with our ETS segment in fiscal 2008, which did not recur in 2009
o
Excluding the impact of the impairment, operating margin in 2008 would have been 22.0%. The 6.7% decrease in margin, excluding the impact of the goodwill impairment, related to the decreases in both operating income and operating margin as discussed above

Fiscal 2008 compared to Fiscal 2007

	Year Ended
	October 31,		Increase	Percentage
	2008	2007	(Decrease)	Change
	(In thousands, except for units and per unit/seat amounts)

ETS segment revenue:
Royalties and leases	$9,110	$5,691	$3,419	60.1%
Sales	14,911	19,535	(4,624)	(23.7)
Service	405	373	32	8.6
Other	3,035	2,291	744	32.5
Total sales and service revenue	18,351	22,199	(3,848)	(17.3)
Total ETS segment revenue	$27,461	$27,890	$(429)	(1.5%)

ETS segment gross profit	$13,068	$13,891	$(823)	(5.9%)
ETS segment gross margin	47.6%	49.8%

ETS segment operating income	$(16,105)	$6,600	$(22,705)	(344.0%)
ETS segment operating margin	(58.6%)	23.7%

ETS unit information:
Lease seats, end of year	1,445	1,096	349	31.8%
Average monthly lease price	$525	$433	$92	21.4%

Sold during year	740	918	(178)	(19.4%)
Average sales price	$20,150	$21,280	$(1,130)	(5.3%)

Total ETS segment revenue decreased $429 for fiscal 2008 as compared to fiscal 2007. The decrease was primarily due to the following:

•	A 23.7% decrease in ETS sales revenue
o	A 45.3% decrease in sold Vegas Star seats driven primarily by decreased demand for our older Vegas Star classic cabinet in Australia
o	A 5.3% decrease in the average sales price due to sales to a South American distributor

This decrease was partially offset by the following:

•	Impact of foreign currency fluctuations
o	Total revenue was favorably impacted by $1,151 due to foreign currency fluctuations between the U.S. dollar and the Australian dollar

•	A 60.1% increase in lease and royalty revenue
o	A 31.8% increase in seats on lease, driven mostly by Table Master™ seats. These leases are primarily our Royal Match 21, Three Card Poker and Ultimate Texas Hold’em proprietary games
➢	This increase is primarily related to the five-year exclusive agreement with the Delaware State Lottery System as well as several properties in Nevada and Pennsylvania
o	A 21.4% increase in the average monthly lease price

•	A 32.5% increase in other revenue related to sales of parts and other peripherals related to previously sold Vegas and Rapid seats

ETS gross profit decreased 5.9% for fiscal 2008 as compared to fiscal 2007.  ETS gross margin also decreased 220 bps to 47.6% for fiscal 2008 as compared to fiscal 2007.  These decreases in both gross profit and gross margin primarily related to the following:

•	Increase of approximately $1,400 in depreciation associated with new leased units

•	Increased installation costs of approximately $400 on newly placed leased units

ETS operating income decreased 344.0%, to ($16,105) for fiscal 2008 as compared to $6,600 for fiscal 2007.  ETS operating margin also decreased 82.3% to (58.6%) for fiscal 2008 as compared to 23.7% for fiscal 2007.  These decreases in both operating income and operating margin primarily related to the following:

•	The $22,137 impairment of goodwill associated with our ETS segment, as previously referred to in the discussion of our operating expenses

Electronic Gaming Machines Segment Operating Results

Fiscal 2009 compared to Fiscal 2008

	Year Ended
	October 31,		Increase	Percentage
	2009	2008	(Decrease)	Change
	(In thousands, except for units and per unit/seat amounts)

EGM segment revenue:
Lease revenue	$45	$-	$45	(100.0%)
Sales	35,502	32,946	2,556	7.8
Other	11,051	9,952	1,099	11.0
Total sales and service revenue	46,553	42,898	3,655	8.5
Total EGM segment revenue	$46,598	$42,898	$3,700	8.6%

EGM segment gross profit	$23,643	$19,662	$3,981	20.2%
EGM segment gross margin	50.7%	45.8%

EGM segment operating income	$16,529	$11,693	$4,836	41.4%
EGM segment operating margin	35.5%	27.3%

EGM unit information:
Lease seats, end of year	17	-	17	(100.0%)

Sold during year	2,741	2,328	413	17.7%
Average sales price	$12,952	$14,152	$(1,200)	(8.5%)

Total EGM segment revenue increased $3,700 for fiscal 2009 as compared to fiscal 2008 primarily due to the following:

•	Impact of foreign currency fluctuations
o
Total revenue was negatively impacted by $7,362 due to foreign currency fluctuations between the U.S. dollar and the Australian dollar. Excluding the impacts of foreign currency fluctuations, revenue would have increased $11,062

•	A 7.8% increase in sales revenue
o	A 17.7% increase in sold seats driven primarily by the strength of our newer titles and the success of our progressive links: Pink Panther and Grand Central
o
Partially offset by a decrease in average sales price, driven by fluctuations in the exchange rate between the Australian dollar and the U.S. dollar.  The average sales price in Australian dollars increased approximately 4.1% over the prior year period

•	An 11.0% increase in other revenue
o	A 25.1% increase in parts and peripherals. The current year includes a large sale of hardware combined with software conversion kits to a single customer
o	Offset by a 13.9% decrease in EGM software conversion kits

EGM gross profit increased 20.2% for fiscal 2009 as compared to fiscal 2008.  EGM gross margin also increased 490 bps to 50.7% for fiscal 2009 as compared to fiscal 2008.  These increases in both gross profit and gross margin primarily related to the following:

•	The increases in EGM sales revenue as noted above

•
The increased amount of parts and peripheral sales which have a substantially higher margin than completed units.  As noted above, the current year includes a large sale of hardware combined with software conversion kits to a single customer

•	The impact of a $662 refund of previously assessed import duties in Australia, which is not expected to have a recurring impact

EGM operating income increased 41.4% for fiscal 2009 as compared to fiscal 2008.  EGM operating margin also increased 820 bps to 35.5% for fiscal 2009 as compared to fiscal 2008.  These increases in both operating income and operating margin primarily related to the following:

•	The revenue increases as noted in our gross profit discussion

•	A decrease of $399 in the amount of R&D costs directly related to the EGM segment

Fiscal 2008 compared to Fiscal 2007

	Year Ended
	October 31,		Increase	Percentage
	2008	2007	(Decrease)	Change
	(In thousands, except for units and per unit/seat amounts)

EGM segment revenue:
Lease revenue	$-	$33	$(33)	(100.0%)
Sales	32,946	30,955	1,991	6.4
Other	9,952	8,281	1,671	20.2
Total sales and service revenue	42,898	39,236	3,662	9.3
Total EGM segment revenue	$42,898	$39,269	$3,629	9.2%

EGM segment gross profit	$19,662	$14,027	$5,635	40.2%
EGM segment gross margin	45.8%	35.7%

EGM segment operating income	$11,693	$7,390	$4,303	58.2%
EGM segment operating margin	27.3%	18.8%

EGM unit information:
Lease seats, end of year	-	2	(2)	(100.0%)

Sold during year	2,328	2,714	(386)	(14.2%)
Average monthly sales price	$14,152	$11,406	$2,746	24.1%

Total EGM segment revenue increased $3,629 for fiscal 2008 as compared to fiscal 2007. The increase was primarily due to the following:

•	Impact of foreign currency fluctuations
o	Total revenue was favorably impacted by $2,771 due to foreign currency fluctuations between the U.S. dollar and the Australian dollar.

•	A 6.4% increase in sales revenue
o	An increase in average sales price driven by the success of our titles, linked series of games and the PC4 platform
➢	The prior year included the sale of a large number of refurbished units which negatively impacted the prior years average sales price

This increase was offset by a 14.2% decrease in the number of sold seats

•	A 20.2% increase in other revenue
o	A 193.0% increase in sales of parts and peripherals
o	Offset by a decrease of 38.7% of conversion kits

EGM gross profit increased 40.2% for fiscal 2008 as compared to fiscal 2007.  EGM gross margin increased 1,010 bps to 45.8% for fiscal 2008 as compared fiscal 2007.  These increases in both gross profit and gross margin primarily related to the following:

•	Substantial increases in the average sales price of our EGMs as noted above

•	The increased amount of peripheral sales which have a substantially higher margin than completed units

•	Prior year margins were adversely impacted by a minimum royalty shortfall of $2,900 and inventory write-offs of $2,800 recognized at our Australian subsidiary

EGM operating income increased 58.2% for fiscal 2008 as compared to fiscal 2007.  EGM operating margin also increased 850 bps to 27.3% for fiscal 2008 as compared to fiscal 2007.  These increases in both operating income and operating margin primarily related to the following:

•	The revenue increases as noted in our gross profit discussion

•	Offset by an increase of $1,300 in the amount of R&D costs directly related to the EGM segment

LIQUIDITY AND CAPITAL RESOURCES
(In thousands, except ratios and per share amounts)

Our primary historical source of liquidity and capital resources has been cash on hand, cash from operations and various forms of debt. We use cash to fund growth in our operating assets, including inventory, products leased and held for lease and sales-type leases and to fund new products through both research and development and strategic acquisitions of businesses and intellectual property.

Our Senior Secured Credit Facility contains two financial maintenance covenants: a Total Leverage Ratio and an Interest Expense Coverage Ratio.  Under the facility, we are required to maintain a Total Leverage Ratio, as defined therein, of not more than 4.0 to 1.0.  Our Total Leverage Ratio as of October 31, 2009 was 1.52 to 1.0.  We are also required to maintain an Interest Coverage Ratio, as defined therein, in excess of 3.0 to 1.0. Our Interest Coverage Ratio as of October 31, 2009 was 14.8 to 1.0.

Working capital

The following summarizes our cash, cash equivalents and working capital:

	October 31,		Increase	Percentage
	2009	2008	(Decrease)	Change
	(In thousands, except ratios)

Cash and cash equivalents	$7,840	$5,374	$2,466	45.9%
Working capital	$59,272	$8,260	$51,012	617.6%
Current ratio	2.8 : 1	1.1 : 1	1.7

The increase in working capital and our current ratio year over year primarily relates to $40,258 of our Notes being classified in current liabilities in the prior year.  The classification in current liabilities was in anticipation of our Notes being put by the holders on April 15, 2009. The Notes were fully paid off during the year ended October 31, 2009.

CASH FLOWS SUMMARY

Fiscal 2009 compared to Fiscal 2008

	Year Ended
	October 31,		Provided	Percentage
	2009	2008	(Used)	Change
	(In thousands)

Operations	$40,142	$44,018	$(3,876)	(8.8%)
Investing	(9,045)	(5,812)	(3,233)	(55.6%)
Financing	(30,124)	(37,256)	7,132	19.1%
Effects of exchange rates	1,493	32	1,461	(4,565.6%)
Net Change	$2,466	$982	$1,484	(151.1%)

Capital expenditures

We expect our capital expenditures to grow in a proportionate ratio to our revenue and/or mix of revenue, as our leasing model extends into our more capital-intensive products.  Significant items included in cash flows related to capital expenditures are as follows:

	Year ended
	October 31,		Provided	Percentage
	2009	2008	(Used)	Change
	(In thousands)

Payments for products leased and held for lease	$(11,990)	$(13,670)	$1,680	12.3%
Purchases of property and equipment	(1,150)	(2,554)	1,404	55.0%
Purchases of intangible assets	(4,493)	(1,202)	(3,291)	(273.8%)
Total capital expenditures	$(17,633)	$(17,426)	$(207)	(1.2%)

Operations

Cash flows provided by operating activities decreased $3,876 year over year, primarily due to the following:

•
An increase in cash used for inventory of $10,884, to a use of cash of ($2,304) in fiscal 2009 from $8,580 cash provided from inventory in fiscal 2008. In fiscal 2009, we experienced an increase in our inventory balance primarily related to increased demand for our ETS and shuffler products.  We intend to focus our operational efforts in fiscal 2010 to optimize level of inventory to fulfill sales orders with a focus on increasing our turnover ratio.  We also intend to improve our operational efficiencies surrounding inventory management through continued value engineering of our more popular products.

•
An increase in accounts receivable of $7,376, to a use of cash of ($5,120) in fiscal 2009 from a source of cash of $2,256 in fiscal 2008.  Average days sales outstanding (“DSO”) for fiscal 2009 increased to approximately 74 days from approximately 55 days in fiscal 2008 on higher receivables and lower revenues.

•
A decrease in non-cash items of $22,688, to $27,613 in fiscal 2009 from $50,301 in fiscal 2008.  In fiscal 2009, non-cash items primarily consisted of depreciation and amortization, share-based compensation, amortization of debt issuance costs, gain on sales of leased assets, gain on early extinguishment of debt and write-down for inventory obsolescence.  In fiscal 2008, non-cash items also included an impairment of goodwill and an impairment related to our former equity method investment in Sona Mobile Holdings Inc.  No such charges are included in fiscal 2009.

Investing

Cash flows used for investing activities increased $3,233 in fiscal 2009 as compared to fiscal 2008, primarily due to the following:

•	Increase in cash used for purchases of intangible assets of $3,291 related to the Elixir asset purchase during March 2009.

•	Cash inflows increased from the release of our $3,000 cash security, plus interest earned thereon, posted in 2004 that related to a patent infringement lawsuit with Elixir.

•	The prior year included $2,302 received from the sale of assets, primarily related to the sale of our fractional ownership in a corporate airplane. No such sales occurred in 2009.

Financing

Cash flows used by financing activities decreased $7,132, primarily due to the following:

•
In 2008, we executed a multi-step refinancing plan (the “Refinancing”) that involved a public offering of our common stock, a second amendment to our senior secured credit facility and a cash tender offer for our Notes.

o	We issued 20,294 shares of our common stock at $4.25 per share for net proceeds of $80,453. We offered no common stock for public sale in 2009.
o
We entered into a second amendment to our senior secured facility which, among other things, provided for a new $65,000 Term Loan.  Net proceeds from the Term Loan were $63,438.  No such amendment occurred in 2009.

o	We executed a Tender Offer to repurchase our Notes. Under the Tender Offer, we repurchased $89,350 in aggregate principal amount of our Notes. No such Tender Offer occurred in 2009.
o	We repurchased $20,384 of our Notes in separate transactions in the open market.

•
Cash provided by debt proceeds decreased by $47,100. In fiscal 2009, debt proceeds primarily related to borrowings under our Revolver. In fiscal 2008, debt proceeds related to both our Term Loan and Revolver as part of the Refinancing. Debt proceeds in fiscal 2009 include approximately $40,000 of borrowings on our Revolver used to satisfy the remaining Notes outstanding that had not been repurchased in fiscal 2008.

•
A decrease in cash used for debt repayments of $125,403, or 60.9%, to $80,420 for fiscal 2009 compared to $205,823 in fiscal 2008. For fiscal 2009, debt repayments primarily related to the repurchase of our remaining outstanding Notes, as part of the Refinancing, payments on our Revolver and payments on the remaining liability to Bet Technology, Inc.  For fiscal 2008, debt payments related primarily to our Notes, as part of the Refinancing and our Revolver.

•	Net debt, total debt less cash and cash equivalents, decreased by $34,405 to $85,730 as of October 31, 2009.

Fiscal 2008 compared to Fiscal 2007

	Year Ended
	October 31,		Provided	Percentage
	2008	2007	(Used)	Change
	(In thousands)

Operations	$44,018	$33,048	$10,970	33.2%
Investing	(5,812)	(33,119)	27,307	82.5%
Financing	(37,256)	(3,513)	(33,743)	(960.5%)
Effects of exchange rates	32	(930)	962	103.4%
Net Change	$982	$(4,514)	$5,496	121.8%

Capital expenditures

We expect our capital expenditures to grow in a proportionate ratio to our revenue and/or mix of revenue, as our leasing model extends into our more capital-intensive products.  Significant items included in cash flows related to capital expenditures are as follows:

	Year ended
	October 31,		Provided	Percentage
	2008	2007	(Used)	Change
	(In thousands)

Payments for products leased and held for lease	$(13,670)	$(10,085)	$(3,585)	(35.5%)
Purchases of property and equipment	(2,554)	(2,774)	220	7.9%
Purchases of intangible assets	(1,202)	(2,397)	1,195	49.9%
Total capital expenditures	$(17,426)	$(15,256)	$(2,170)	(14.2%)

Operations

Cash flows provided by operating activities increased $10,970, or 33.2%, to $44,018 for fiscal 2008 as compared to $33,048 for fiscal 2007, primarily due to the following:

•	Non-cash goodwill impairment charge of $22,137 in fiscal 2008 which did not exist in fiscal 2007.

•	Reductions in inventory of $8,580 in fiscal 2008 as compared to cash used for inventory of ($5,803) in fiscal 2007.

•
Increased depreciation and amortization expense of $4,019, or 20.7%, to $23,440 in fiscal 2008 as compared to $19,421 in fiscal 2007. This increase is due to the acquisition of the PGIC TGD business effective September 28, 2007, in addition to our increased leased asset base as a result of our continued emphasis on leasing versus selling.

•	Increase of $1,560 due to the impairment and ultimate sale of our investment in Sona.

•
Offset by a gain on the sale of our fractional ownership in the corporate airplane of $738 for fiscal 2008 as compared to $0 in fiscal 2007. See SG&A discussion in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information.

•	Offset by a gain on sale of leased assets of $7,238 for fiscal 2008 as compared to $2,511 in fiscal 2007.

Investing

Cash flows used by investing activities decreased $27,307, or 82.5%, to ($5,812) for fiscal 2008 as compared to ($33,119) in fiscal 2007 primarily due to the following:

•	Proceeds received from the sale of our fractional ownership in a corporate airplane of approximately $1,309.

•	Proceeds received from the sale of leased assets of $9,247 in fiscal 2008 as compared to $4,070 in fiscal 2007.

•
Decrease in cash used in business acquisitions of $21,946, or 100%, to $0 for fiscal 2008 as compared to $21,946 in fiscal 2007. The prior year amounts relate to our acquisition of the PGIC TGD.  See Note 2 in “Item 8. Financial Statements and Supplementary Data” included in this Form 10-K for more information.

•
Offset by an increase in payments for products leased and held for lease of $3,585, or 35.5%, to ($13,670) for fiscal 2008 as compared to ($10,085) in fiscal 2007. Consistent with our strategy of leasing versus selling, we expect this trend to continue.

Financing

Cash flows used by financing activities increased $33,743, or 960.5%, to ($37,256) for fiscal 2008 as compared to ($3,513) in fiscal 2007 primarily due to the following:

•
Increase in debt payments of $113,444, or 122.8%, to ($205,823) for fiscal 2008 as compared to ($92,379) in fiscal 2007. For fiscal 2008, debt payments related to our Notes and Revolver.  For fiscal 2007, the debt payments primarily included payments made on our Old Credit Agreement.

•	Increase in repurchases of our common stock of $5,192, or 268.6%, to ($7,125) for fiscal 2008 as compared to ($1,933) for fiscal 2007.

•
Offset by cash received from the Offering, which resulted in total net proceeds of $80,453.  See Note 2 in “Item 8. Financial Statements and Supplementary Data” included in this Form 10-K for more information.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

Contractual Obligations.  The following table summarizes our current and long-term liabilities, material obligations and commitments to make future payments under certain contracts, including current and long-term debt obligations, purchase commitments and operating leases.

		Less than	1 - 3	3 - 5	More than
	Total	1 Year	Years	Years	5 Years
	(In thousands)
Contractual obligations:
Debt
Term Loan (1)	$64,350	650	63,700	-	-
Interest on the Term Loan (2)	5,469	2,636	2,833	-	-
Senior secured revolving credit facility (the "Revolver") (3)	28,000	-	28,000	-	-
Interest on the Revolver (4)	991	476	515	-	-
Kings Gaming Inc. including imputed interest (5)	525	25	500	-	-
Magnum Gaming (Bet the Set "21") (6)	353	-	-	-	353
Other
Purchase commitments (7)	9,747	9,747	-	-	-
Operating leases (8)	7,259	2,345	3,707	902	305
Uncertain tax positions (9)	1,435	-	-	-	-
Other (10)	3,472	1,558	1,229	158	527
Total contractual obligations	$121,601	$17,437	$100,484	$1,060	$1,185

(1)   Represents the outstanding amount on our $65,000 Term Loan, entered into on July 14, 2008, in connection with the Second Amendment to our Senior Secured Credit Facility.  The Term Loan matures on November 30, 2011.

(2)   Represents interest on the outstanding balance of the Term Loan.

(3)   Represents the amount on our $100,000 Revolver as of October 31, 2009.  The Revolver matures on November 31, 2011

(4)   Represents interest on the outstanding balance, as of October 31, 2009, on the Revolver assuming no changes to such balance.

(5)   Represents contingent interest payments in connection with our purchase of the Play Four Poker patent and trademark from Kings Gaming Inc.

(6)   Represents contingent consideration in connection with our acquisition of Bet the Set “21”.

(7)   Represents short-term open purchase orders with our vendors.

(8)   Represents operating lease agreements for our Las Vegas headquarters, Australian facilities and other field service facilities.

(9)   Represents the total uncertain tax positions.  We are unable to determine the unrecognized tax benefits due each year.

(10) Represents other current and long term liabilities.

Off-Balance Sheet Arrangements. We do not have any material off-balance sheet arrangements with unconsolidated entities or other persons.

Impact of Inflation. To date, inflation has not had a material effect on our operations.

SELECTED QUARTERLY FINANCIAL DATA

	Quarter Ended
	January 31,	April 30,	July 31,	October 31,
	(In thousands, except per share amounts)

2009:
Revenue	$34,489	$45,304	$45,066	$54,568
Gross profit	20,561	25,698	27,371	32,041
Income (loss) from continuing operations: As previously reported	(973)	4,577	5,611	6,244
Adjustments pursuant to ASC 470-20 (b)	(301)	(184)	-	-
Revised income (loss) from continuing operations	(1,274)	4,393	5,611	6,244
Revised net income (loss)	(1,274)	4,393	5,611	6,244
Revised earnings (Loss) per share - continuing operations:
Revised earnings (Loss) per share, basic (a)	(0.02)	0.08	0.11	0.12
Revised earnings (Loss) per share, diluted (a)	(0.02)	0.08	0.10	0.12
Weighted average shares outstanding:
Basic	53,058	53,087	53,161	53,171
Diluted	53,058	53,192	53,584	53,841

2008:
Revenue	$37,897	$49,003	$49,492	$53,614
Gross profit	21,846	29,190	29,131	30,735
Income (loss) from continuing operations: As previously reported	(1,803)	3,049	2,998	(15,046)
Adjustments pursuant to ASC 470-20 (b), (c)	(879)	(891)	(904)	(1,897)
Revised income (loss) from continuing operations	(2,682)	2,158	2,094	(16,943)
Revised net income (loss)	(2,682)	2,157	2,094	(16,943)
Revised earnings (Loss) per share - continuing operations:
Revised earnings (Loss) per share, basic (a)	(0.08)	0.06	0.06	(0.31)
Revised earnings (Loss) per share, diluted (a)	(0.08)	0.06	0.06	(0.31)
Weighted average shares outstanding:
Basic	34,717	34,726	35,887	54,579
Diluted	34,717	34,771	35,947	54,579

(a) Due to the effect of the equity offering of 20,294 common shares in July 2008, the earnings (loss) per share calculation by quarter does not sum to our total annual earnings per share reported in our Consolidated Statements of Income in “Item 8. Financial Statements and Supplementary Data” included in this Form 10-K due to the weighting of those shares for each period presented.
(b) The adjustments pursuant to ASC 470-20 principally relate to additional interest expense, amortization of debt discount and related tax provision (benefit)
(c) In 2008, the adjustments pursuant to ASC 470-20 also include recorded gain (loss) on the early extinguishment of debt.